Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Symbotic Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $.0001 per share	Other (2)	8,621,474 (3)	$37.03	$319,253,182	0.0001476	$47,121.77

Total Offering Amounts							$47,121.77

Total Fee Offsets							—

Net Fee Due							$47,121.77

(1)

Covers (a) shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Symbotic Inc. under the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (“Omnibus Plan”), (b) shares of Class A Common Stock of Symbotic Inc. under the Symbotic Inc. 2022 Employee Stock Purchase Plan (“ESPP” and together with the Omnibus Plan, the “Plans”), and (c) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares of Class A Common Stock that may be offered and issued under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices of Class A Common Stock as reported by the Nasdaq Stock Market on July 25, 2024.

(3)

Consists of an additional 7,184,563 shares of Class A Common Stock authorized for issuance in respect of awards to be granted under the Omnibus Plan and an additional 1,436,911 shares of Class A Common Stock authorized for issuance in respect of awards to be granted under the ESPP.

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